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                             December    , 1997

PhotoDisc, Inc.
2013 Fourth Avenue, 4th Floor
Seattle, WA  98121

Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of PhotoDisc, Inc. ("PhotoDisc"), with and into Print Merger, Inc. ("Merger Sub"), a wholly-owned subsidiary of Getty Images, Inc. ("Getty"). Unless otherwise defined, capitalized terms used herein have the meanings ascribed to them in the Prospectus contained in Amendment No. 1 dated December 9, 1997, to the Registration Statement of Getty on Form S-4 (Registration Statement No. 33-38777) (the "Registration Statement") filed with the Securities and Exchange Commission. We have acted as counsel to PhotoDisc in connection with the Merger and have examined the Merger Agreement dated September 15, 1997, between PhotoDisc and Getty (the "Agreement"), the exhibits and attachments thereto, and the Registration Statement. In addition, we have received written representations pertaining to the Merger from Getty, PhotoDisc and certain shareholders of PhotoDisc. Our opinions are based upon the understanding that the material facts as described in the Registration Statement, that the representations made to us and the representations and warranties in the Agreement and appurtenant documents are true, correct and complete, and that the Merger will be effected in accordance with the terms set forth in the Agreement. In rendering our opinions we have relied upon such documents and the foregoing representations without undertaking independently to verify the accuracy and completeness of the matters covered thereby.

     Based upon the foregoing, it is our opinion that:

1. The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of l986, as amended (the "Code" ).

2. Each of Getty and PhotoDisc will be a party to the reorganization within the meaning of section 368(a) of the Code.

3.   By virtue of 1. and 2., above, for federal income tax purposes:

     a. A PhotoDisc shareholder receiving Getty stock in the Merger will not recognize gain or loss in the Merger, except that the gain, if any, will be recognized to the extent of the cash consideration received;

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PhotoDisc, Inc.                                                         Page 2
December   , 1997


     b. An exchanging PhotoDisc shareholder will have the same aggregate tax basis in the Getty stock received (including the shares held in escrow pursuant to the Escrow Agreement) as such shareholder had in the PhotoDisc stock surrendered in exchange therefor, increased by the amount of gain recognized in such exchange and decreased by the amount of cash received;

     c. The periods for which a PhotoDisc shareholder has held his or her PhotoDisc stock will be included in computing such shareholder's holding periods for the Getty stock received in the Merger, assuming the PhotoDisc stock is held by the PhotoDisc shareholder as a capital asset at the Effective Time;

     d. Neither PhotoDisc nor Getty will recognize gain or loss solely as a result of the Merger.

4. The statements under the caption "Certain Income Tax Consequences" in the Registration Statement, insofar as they constitute statements of United States federal income tax law or legal conclusions, accurately summarize the material United States income tax consequences of the Merger to a PhotoDisc shareholder.

                          *     *     *     *     *

     Our opinion is subject to certain assumptions and qualifications, and is based on the truth and accuracy of the representations of the parties in the Agreement and in representation letters to be delivered by Getty and by you, including representations related to the continued conduct of the historic business of PhotoDisc and to the retention by the PhotoDisc shareholders of a substantial proprietary interest in the business of Getty following the Merger.

     Our opinions are limited to the federal income tax consequences of the Merger and do not address the tax consequences of transactions effected prior to or after the Merger (whether or not in connection with the Merger), nor the effect of the Merger under the laws of the various state and local governments or under the laws of any other jurisdiction. Moreover, they do not address special rules which may be applicable to particular shareholders of PhotoDisc, such as shareholders who acquired their shares pursuant to the exercise of statutory stock options, shareholders which are dealers or foreign persons, or shareholders who exercise dissenter's rights. We express no opinion regarding any tax aspect or ramification of the Merger apart from the opinions specifically set forth above.

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PhotoDisc, Inc.                                                         Page 3
December   , 1997


     An opinion of counsel does not bind the Internal Revenue Service or preclude it or a court from taking a position contrary to the opinion. Our opinion represents merely our last judgment as to the likely outcome of the matters described above if litigated in an appropriate forum. This opinion is based upon the Code, the Treasury Regulations issued thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this opinion. All of such authority is subject to change, including retroactive change. We disclaim any obligation to advise of any developments in areas covered by this opinion that occur after the date of this opinion.

     This opinion is rendered in connection with the Agreement and has been delivered to you for the purposes of satisfying the requirements of Sections 9.02(d) of the Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reliance on the opinion by shareholders of PhotoDisc receiving Getty stock in the Merger. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion may not be relied upon for any other purpose without our written consent.

                              Very truly yours,

                              Heller Ehrman White & McAuliffe